EXHIBIT 9.1.1
                            PURCHASE AGREEMENT

    This Purchase Agreement (this "Agreement") is made and entered into on September 2, 2005, by and between O2 HR, LLC (the "Buyer") and Certified Services, Inc. (the "Seller"). The Buyer and the
Seller are referred to herein individually as a "Party" and collectively as the "Parties."

                                RECITALS

    WHEREAS, this Agreement contemplates a transaction in which simultaneously with the execution and delivery of this Agreement the Buyer will purchase, and the Seller will sell and assign to Buyer, 100% (except as otherwise noted) of the outstanding capital stock and/or membership interests (the "Shares") of the entities listed in
Schedule 3.09 hereto (each, a "Company" and collectively, the "Companies") and Seller's rights related to certain customer accounts to which it enjoys a right to direct the servicing of as set forth in
Schedule 3.05 (the "Brokered Accounts").

    NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

    1.0 DEFINITIONS. For purposes of this Agreement and the Acquisition Documents, the capitalized terms shall have the meanings set forth in the attached Glossary of Terms.

    2.0 BASIC TRANSACTION.

    2.01 Purchase and Sale of Shares and Brokered Accounts. Upon and subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement, the Buyer is purchasing from the Seller, and the Seller is selling, transferring, conveying, assigning, and delivering to the Buyer, the Shares and the Brokered Accounts, free and clear of all liens, claims, charges, Security Interests, and encumbrances of any kind or nature.

    2.02 Purchase Price and Payment. The purchase price ("Purchase Price") for the Shares is $4,355,546. $4,241,459 shall be paid by Buyer assuming responsibility for certain liabilities of the Companies and Seller as set forth in Schedule 2.02 pursuant to the Assignment and Assumption Agreement set forth as Exhibit 2.02. The cash portion of the Purchase Price shall be paid as follows. Buyer shall receive a $100,000 credit against the balance of the Purchase Price for pre-payments made during the two week period immediately prior hereto for the benefit of Seller and the Companies. At the Closing Buyer shall pay Seller the balance of the Purchase Price by a check in the amount of $14,087 (the "Cash Payment").

    2.03 The Closing. The consummation of the transactions contemplated hereby (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement on September 2, 2005 (the "Closing Date"). The Closing shall be effective and deemed to occur for all purposes hereunder at 12:01 a.m. on Monday, August 29, 2005 (the "Effective Time").

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    2.04 Deliveries at the Closing.  In addition to any other
documents to be delivered under the other provisions of this Agreement, at the Closing:

        (a) the Seller has executed, acknowledged (if appropriate) and delivered to the Buyer

            (i) certificates representing the Shares, together with accompanying stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to Buyer; and
            (ii) the Assignment and Assumption Agreement

        (b)  the Buyer has executed and delivered to Seller

            (i)  the Assignment and Assumption Agreement, and
            (ii)  the Cash Payment

    3.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that:

    3.01 The Companies' Organization, Standing. Each Company is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its state of organization, and has the corporate power and authority to carry on its business in the manner in which such business is now being conducted and to own, lease and operate the assets which it now owns and leases. The Seller has delivered to the Buyer correct and complete copies of the organizational documents of each such Company (as amended to date).

    3.02 Authorization of Transaction. Seller has full corporate power and authority to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors of the Seller have duly authorized the execution, delivery and performance of the Acquisition Documents to which Seller is a party. The Acquisition Documents constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms and conditions, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

    3.03 Non-contravention. Neither the execution and the delivery of the Acquisition Documents, nor the consummation or performance of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or court to which Seller or any Company is subject or any provision of the charter or bylaws of Seller or any Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or

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require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Company is a party or by which Seller or any Company is bound, or a material adverse effect on the ability of Seller to consummate the transactions contemplated in the Acquisition Documents.

    3.04 Title to Shares. Seller has good title to all of the Shares and the Brokered Accounts, free and clear of all Security Interests or restrictions on transfer. The delivery to Buyer of the Shares and Brokered Accounts as contemplated in this Agreement will transfer to Buyer valid title thereto, free and clear of all liens.

    3.05 Client Information. Seller has delivered to Buyer a schedule listing each customer of the Companies as of August 7, 2005 (the "Clients"). The annualized gross revenues derived by Seller from the Clients was not less than $96,000,000 during the four week period commencing July 11, 2005 and ending August 7, 2005. There has been no material adverse change in the Companies' businesses since August 7, 2005. Attached as Schedule 3.05 is a listing of the Brokered Accounts being transferred to Buyer.

    3.06 Client Service Agreements. As to the Seller and to the Knowledge of the Seller as to any other Party: (i) each Client Service Agreement is legal, valid, binding, enforceable and in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles; (ii) neither any Company nor any other party to any Client Service Agreement is in material breach or default (including with respect to payment of fees and expenses or the giving of notices), and, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Client Service Agreement; and
(iii) no party to any Client Service Agreement has repudiated to any Company any provision thereof or indicated to any Company its intent to cancel such Client Service Agreement.

    3.07 Worksite Employees.

        (a) No Company is a party to or bound by any collective bargaining agreement related to any Client or Worksite Employees. No Company has, since January 1, 2004, experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes involving such Company, related to any Client or Worksite Employees. Since January 1, 2004, no Company has committed or been charged or threatened with a charge of any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Client or any Worksite Employees.

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        (b)  Each Company is in material compliance with all
applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of its Worksite Employees, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws, and social security laws. With respect to each Company and its PEO Business, there are no pending or, to the Knowledge of the Seller, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other Labor Claims. No Company is liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. There is no outstanding agreement or arrangement to which any Company is a party with respect to severance payments with respect to any employee or any Worksite Employee.

    3.08 Disclosure. No representation or warranty of the Seller in this Agreement or in any Schedule furnished by the Seller, or in connection with the transactions contemplated herein, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, and all such representations, warranties and Schedules are true and complete.

    3.09 Capital Stock. The Companies are set forth in Schedule 3.09. Except as set forth in Schedule 3.09 the sole outstanding equity interests of each Company consists solely of the Shares being transferred by Seller to Buyer hereunder. The Companies have no other authorized class of capital stock or other equity interest.
All of the Shares have been duly and validly issued, are fully paid and nonassessable. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Shares of the Companies, and there are no outstanding securities of the Companies convertible into or exchangeable for capital stock of, or other ownership or equity interests in, the Companies. No Company is obligated to issue any shares of its capital stock for any purpose, and no Person has entered into any contract or option or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or option for the purchase, subscription or issuance of any of the authorized but unissued capital stock of any Company.

    3.10 Subsidiaries and Investments. The Companies have no subsidiaries and do not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person, other than Certified HR Solutions Co. owns a 49% membership interest in ITH Certified Solutions, LLC.

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    4.0  REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The Buyer
represents and warrants to the Seller that:

    4.01 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. The governing board of the Buyer has duly authorized the execution, delivery, and performance of the Acquisition Documents to which the Buyer is a party. No approval of the members of the Buyer is required in order for the Buyer to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions.

    4.02 Non-contravention. Neither the execution and the delivery of the Acquisition Documents to which it is a party, nor the consummation of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Acquisition Documents.

    4.03 Organization and Qualification. Buyer is an Illinois limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to carry on its current business and to own, use and sell its assets and properties.

    5.0 POST-CLOSING COVENANTS. The Parties agree with respect to the period following the Closing:

    5.01 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Acquisition Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Effective Time involving the Seller or any Company, each of the other Parties will cooperate with each other and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor).

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    5.02 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

        (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Buyer agree
(i) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the party so requests, to allow the other party to take possession of such books and records.

        (b) The Buyer and the Seller further agree, upon reasonable request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax imposed (including with respect to the transactions contemplated herein).

    6.0 REMEDIES FOR BREACHES OF THIS AGREEMENT.

    6.01 Survival of Representations, Warranties, Covenants and
Agreements.

        (a) All of the representations and warranties of the Seller contained herein shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect until the fifth anniversary of the Closing Date.

        (b) All of the representations and warranties of the Buyer shall survive the Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and and continue in full force and effect until the fifth anniversary of the Closing Date.

    6.02 Indemnification Provisions for Benefit of the Buyer.

        (a) In the event that the Seller breaches any of its representations, warranties, covenants and agreements contained in this Agreement, and, provided that the Buyer makes a written claim for indemnification against the Seller prior to the fifth anniversary of the Closing Date, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of or caused by the breach. The Parties acknowledge that Seller is in breach of numerous representations and warranties made herein and that, notwithstanding such acknowledgement and Buyer's prior awareness thereof, Buyer shall be entitled to indemnification therefore in accordance herewith.

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        (b) The Seller also agrees to indemnify the Buyer and its
affiliates, officers, employees, agents and representatives (the "Indemnified Parties") from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, in connection with, or caused by:

            (i) any liability, act, event, occurrence or circumstances in respect of or relating to any Company that occurred prior to the Effective Time, other than the Assumed Liabilities;
            (ii) any Liability of the Companies for unpaid Taxes with respect to any Tax year or portion thereof ending before the Effective Time (or for any Tax year beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning before and ending immediately prior to the Effective Time), other than an amount of such Taxes as are included in the Assumed Liabilities; or
            (iii) any Adverse Consequences suffered by them in defending or otherwise becoming involved in any proceeding directly or indirectly relating to the transactions contemplated hereby, including without limitation actions by Seller's or Companies' creditors involving the Indemnified Parties, and specifically including as Adverse Consequences 150% of the time value of Buyer's employees lost to involvement in any such proceedings, but excluding actions as to which Seller enjoys a right to indemnification hereunder, and excluding actions wherein the Indemnified Party is adjudged to have acted with criminal intent.

Any amounts due Buyer or an Indemnified Party from Seller hereunder may be satisfied by Buyer offsetting its obligations under the Note or under any other monetary obligation owing to Buyer from Seller.

    6.03 Indemnification Provisions for Benefit of the Seller.

        (a) In the event the Buyer breaches any of its representations, warranties, covenants and agreements contained in this Agreement and provided that the Seller makes a written claim for indemnification against the Buyer prior to the fifth anniversary of the Closing Date, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, or caused by the breach.

        (b) The Buyer also agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, in connection with, or caused by:

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            (i) any act, event, occurrence or circumstances in
respect of or relating to the Companies that occurs after the Effective Time, other than an act, event, occurrence or circumstance which is subject to indemnification under Section 6.02; or
            (ii) any Assumed Liability.

    6.04 Matters Involving Third Parties.

        (a) If any Third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

        (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
(i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third party Claim that the Indemnifying Party will assume the defense of such Third party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third party Claim and fulfill its indemnification obligations, (iii) the Third party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third party Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third party Claim actively and diligently. So long as the Indemnifying Party is conducting the defense of the Third party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third party Claim.

        (c) In the event any of the conditions in Subparagraph 6.04
(b) is or becomes unsatisfied, (i) the Indemnified Party may assume the defense of the Third party Claim with counsel of its choice, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for any Adverse Consequences suffered by the Indemnified Party in defending against the Third party Claim, and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third party Claim to the fullest extent provided by this Agreement.

        (d) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third party Claim if such settlement would obligate the indemnifying Party to pay money, perform obligations or admit liability without the prior written consent of the Indemnified Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the

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entry of any judgment or enter into any settlement with respect to any Third party Claim if such settlement would obligate the Indemnified Party to pay money, perform obligations or admit liability without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

    6.05 Exclusive Remedies. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), this Article 6.0 and Section 7.11 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

    6.06 Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Adverse Consequences upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Adverse Consequences that are indemnifiable hereunder.

    7.0 MISCELLANEOUS.

    7.01 Governing law, Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of any state court sitting in Jefferson County, Kentucky in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such State Court. The parties hereby irrevocably waive, to the fullest extent they may do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereby consent and agree that the summons and complaint and any other process which may be serviced in any such action or proceeding may be served by mailing (by registered or certified mail) or delivering a copy of such process to the opposing party at its address set forth below. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    7.02 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure, and to allow such other Party the opportunity to review and comment on such disclosure).

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    7.03 No Third party Beneficiaries. Except as set forth in Section
6.02, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    7.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that Buyer may assign this Agreement in connection with a transfer of all or substantially all of its assets and business.

    7.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of facsimile signature pages shall have the same legal and evidentiary effect as delivery of original signature pages.

    7.06 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    7.07 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    7.08 Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein.

    7.09 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The
Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained

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herein in any respect, the fact that there exists another
representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References to the singular shall include the plurals and vice versa.

    7.10 Incorporation of Exhibits and Schedules. The Exhibits,
Glossary of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    7.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    IN WITNESS WHEREOF, the Parties hereto have executed this Purchase Agreement on the date first above written.


O2 HR, LLC


BY:/s/ Thomas Bean
   -----------------------
      Thomas Bean, Manager

Address:
11921 Brinley Ave.
Louisville, KY  40243

CERTIFIED SERVICES, INC.



BY: /s/ Danny Pixler
    --------------------------
       Danny Pixler, President

Address:
222 Grace St.
Suite 300
Port Chester, NY  10573

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                         GLOSSARY OF TERMS

    1.0 Definitions.

    "Acquisition Documents" means this Agreement and all other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, in each case, net of any insurance proceeds received in respect thereof; including without limitation punitive, special or consequential or opportunity cost damages of any kind or the loss of anticipated or future business profits.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

    "Client Service Agreement" means each contract between a Company, on the one hand, and a client, on the other hand, pursuant to which such Company provides PEO Services to such client.

    "Governmental Body" means any federal, state, local, municipal, foreign or other government or any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers).

    "Knowledge" means actual knowledge and with respect to the Seller, such knowledge after due inquiry.

    "Labor Claims" means claims based on an employment relationship or termination of an employment relationship.

    "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of law, code, regulation, statute or treaty.

    "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

    "PEO Services" means the services provided by the Company to its clients under Client Service Agreements as part of the PEO Business.

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    "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

    "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Transferred Client" and "Transferred Clients" means individually and collectively each client who is party to a Client Service
Agreement with Seller.

    "Worksite Employees" means the employees of the Company's clients who by reason of the Client Service Agreements are also employed by the Company.

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Schedule 2.02 - Assumed liabilities

1. Promissory Note between Seller and Adrienne Hopkins in the amount of $2,204,927
2. Aggregate State and Federal tax obligations of the Companies in the amount of $1,730,532
3.  Settlement agreements in the aggregate amount of $306,000

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Schedule 3.05 - Brokered Accounts

                        [intentionally deleted]

Schedule 3.09 - The Companies

American Staff Resources Corporation
American Staff Resources Corp. I
American Staff Resources Corp. IV
Certified HR Solutions Co.
Certified HR Services Company III
Certified HR Services Company IV
Certified HR Services Company V
Certified HR Services Company VI
Certified HR Holdings, Inc.
Vanguard Management Services, Inc.
Premier Employee Solutions, Inc. [51%]
Certified Transportation Services, Inc.

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Exhibit 2.02 - Assignment and Assumption Agreement


                ASSIGNMENT AND ASSUMPTION AGREEMENT

    O2 HR, LLC ("Assignee") hereby assumes responsibility for the obligations (and rights, if applicable) of Certified Services, Inc. ("Assignor") under the agreements and instruments set forth in Schedules 2.02 and the rights associated with the Brokered Accounts set forth in Schedule 3.05 of the Purchase Agreement between them dated the date hereof (the "Agreement"), in partial consideration of the purchase price paid by Assignee to Assignor under the Agreement. There shall be no third party beneficiaries to this Agreement.

Dated: September 2, 2005

O2 HR, LLC



BY: /s/ Thomas Bean
   --------------------------
      Thomas Bean, Manager

CERTIFIED SERVICES, INC.



BY: /s/ Danny Pixler
   ---------------------------
      Danny Pixler, President

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